EXHIBIT 99.1
National Western Life Group, Inc. Announces 2016 Third Quarter Earnings

Austin, Texas, November 4, 2016 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today third quarter 2016 consolidated net earnings of $33.7 million, or $9.54 per diluted Class A common share, compared with consolidated net earnings of $16.2 million, or $4.59 per diluted Class A common share, for the third quarter of 2015. For the nine months ended September 30, 2016, the Company reported consolidated net earnings of $77.3 million, or $21.85 per diluted Class A common share, compared with $66.4 million, or $18.77 per diluted Class A common share, a year ago. The Company's book value per share increased to $477.24 as of September 30, 2016 from $467.64 as of June 30, 2016.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $30.2 million for the quarter ended September 30, 2016, or $8.54 per diluted Class A common share, compared to $15.7 million, or $4.44 per diluted Class A common share in the same period for 2015. Mr. Moody commented on the earnings results saying, "Our life insurance business has been performing better than our assumptions, particularly in regards to mortality experience, and our third quarter results reflect the accounting considerations that measure this. Since assessing risks is at the core of what we do as an insurance company, it is encouraging to have results that reflect proficiency in this area." Earnings from operations for the nine months ended September 30, 2016 were $70.4 million, or $19.91 per diluted Class A common share, versus $62.5 million, or $17.66 per diluted Class A common share, recorded during the same period of 2015. Mr. Moody noted, "We remain in a tough environment for our industry with interest rates stubbornly low and regulatory initiatives challenging the distribution model of insurers. Consequently, our results thus far in 2016 have been very satisfying."

Revenues increased to $497.9 million during the nine months ended September 30, 2016 from $409.2 million for the same period in 2015 primarily due to higher market valuations of index options the Company purchases to support its fixed-index policy obligations. Mr. Moody indicated, "Our early involvement years ago in developing equity-index annuity and universal life products has allowed us to establish a foothold with offerings that remain attractive to consumers in a depressed interest rate environment. The years of experience we have hedging with index options through quality counterparties ensures the ability to meet our obligations on these products."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various international countries. NWLIC has 265 employees and approximately 26,200 contracted independent agents, brokers, and consultants. At September 30, 2016, the Company maintained total consolidated assets of $11.9 billion, stockholders' equity of $1.7 billion, and life insurance in force of $21.1 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Revenues, excluding investment and index option gains (losses)	$157,307	158,107	478,987	473,047
Realized and unrealized gains (losses) on index options	19,114	(52,816)	8,307	(69,884)
Realized gains on investments	5,426	813	10,589	6,049
Total revenues	181,847	106,104	497,883	409,212

Earnings:
Earnings from operations	$30,209	15,693	70,397	62,473
Net realized gains on investments	3,527	528	6,883	3,932
Net earnings	33,736	16,221	77,280	66,405

Net earnings attributable to Class A shares	32,782	15,763	75,095	64,527

Basic Earnings Per Class A Share:
Earnings from operations	$8.54	4.44	19.91	17.67
Net realized gains on investments	1.00	0.15	1.94	1.11
Net earnings	9.54	4.59	21.85	18.78

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$8.54	4.44	19.91	17.66
Net realized gains on investments	1.00	0.15	1.94	1.11
Net earnings	9.54	4.59	21.85	18.77

Diluted Weighted Average Class A Shares	3,436	3,437	3,436	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com